Exhibit 10.26

                                          December 8, 2010

Personal & Confidential

Dear Michael:

This will confirm the agreement we have reached regarding certain financial aspects of your employment with Pulse Electronics Corporation:

1.
Base Salary – Your base salary as currently in effect will be maintained and you will continue to be eligible for salary increases and compensation adjustments, if any, as determined by Pulse from time to time.

2.	Executive Benefit Plans – You will be included in any benefit plan in which all other similarly situated executives of Pulse participate.

3.	Title – Your title is Vice President, Treasury and Tax.

4.	Job Relocation or Elimination –

(a)           In the event that Pulse relocates your job to a new place of employment more than 30 miles from Trevose, Pennsylvania, then you will be entitled to choose one of the following options:  (i) accept a similar position at the new location with appropriate market compensation to be determined at such time and the assistance of Pulse's customary relocation plan for your move or (ii) terminate your employment and accept the severance benefits set forth in paragraph (b) below.

(b)           In the event that Pulse terminates your employment on or before the Termination Date (as defined in Section 5 below) other than for cause (as defined in Section 4(i) of Pulse's Restricted Stock Plan (RSP) II), or if in connection with a job relocation by Pulse you voluntarily terminate your employment by choosing option (ii) set forth in paragraph (a) above, then you will be entitled to the following severance benefits:  (i) payment of your base salary in effect on your termination date for a period of 12 months from your termination date, (ii) after such 12 month period, provided you have been actively seeking employment for a position comparable in scope of responsibility and overall compensation, continued payment of your base salary for up to an additional 6 months unless and until you obtain new employment, (iii) vesting of your outstanding stock option awards at 100% subject to the terms and conditions of Pulse's Stock Option Plan, (iv) vesting of your outstanding RSP II awards at 100% subject to the terms and conditions of the plan document for RSP II, and (v) reasonable expenses of outplacement services from an agency of your choice reasonably satisfactory to Pulse for a period not to exceed 12 months from commencement of such services.  In order to receive the above severance benefits, you agree that you will sign Pulse's standard severance agreement releasing Pulse and its related entities from all claims and demands.  As is customary with Pulse severance arrangements, you will also be eligible for the continuation of medical benefits during the applicable severance period, and COBRA benefits thereafter as permitted by law.

5.
Termination Date – For purposes of paragraph (b) of Section 4 above, "Termination Date" shall mean one year after Pulse hires a permanent Chief Executive Officer. No later than December 31, 2011, you and Pulse mutually agree to review the contents of this letter, and to discuss whether any changes to the Termination Date or other provisions should be made at such time.  This letter shall remain in effect until the Termination Date, after which time this letter shall terminate.

6.
At-Will Employment – Employment with Pulse is an at-will relationship.  This means that your employment is for no specific term and may be terminated either by you or by Pulse at any time for any reason with or without cause.  Neither this letter, nor any other document provided to you by Pulse, is intended to create a contract of continuing employment, or to otherwise modify Pulse's employment at-will policy.  By signing this letter, you acknowledge that any contrary representations which may have been made or may be made to you are superseded by this letter.

7.
Statement of Principles – As you know, Pulse's Statement of Principles (SOP) describes how we conduct business, treat our employees worldwide and work with our customers, vendors and suppliers.  By signing this letter, you acknowledge that you have read and understood and agree to abide by our SOP or any business code of conduct that is adopted by Pulse.

8.
Contractual Obligations – By signing this letter, you represent and warrant that you have no contractual obligation that would interfere with your employment at Pulse and that you can perform all the duties and responsibilities of your position fully and completely consistent with this letter.

9.
Entire Agreement – This letter constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions.  This letter can only be modified, amended, supplemented or changed by an agreement in writing that makes specific reference to this letter.

10.
Governing Law and Jurisdiction – This letter shall be interpreted, construed and governed, by and in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles.  Both parties agree to submit to the exclusive jurisdiction of the federal and state courts of the Commonwealth of Pennsylvania.

Mike, we are excited about the important part you will continue to play on our team here at Pulse.  Your talent and contributions are highly valued.  We are confident that you will continue to make significant contributions to the operating success and future direction of Pulse.

Sincerely,

/s/ Drew A. Moyer
Drew A. Moyer
Interim Chief Executive Officer
Chief Financial Officer

I confirm my agreement with all of the terms and conditions set forth above and agree that Pulse can rely on my confirmation.

/s/ Michael J. McGrath	Date:	December 8, 2010
Michael J. McGrath

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